Exhibit 10.1

PHOENIX TECHNOLOGIES LTD.

2001 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated November 1, 2005

Generally Effective December 1, 2005

1. ESTABLISHMENT OF PLAN. Phoenix Technologies Ltd., a Delaware corporation (the “COMPANY”), proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Subsidiaries (as hereinafter defined) pursuant to this 2001 Employee Stock Purchase Plan (“PLAN”). For purposes of this Plan, “PARENT CORPORATION” and “SUBSIDIARY” (collectively, “SUBSIDIARIES”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “CODE”). The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 1,250,000 shares of the Company’s Common Stock are reserved for issuance under this Plan. Such total number of shares shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2. PURPOSE. The purpose of this Plan is to provide employees of the Company and Subsidiaries designated by the Board of Directors of the Company (the “BOARD”) as eligible to participate in this Plan with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Subsidiaries, and to provide an incentive for continued employment.

3. ADMINISTRATION. This Plan shall be administered by a committee appointed by the Board (the “COMMITTEE”) consisting of at least two (2) members of the Board, each of whom is a Disinterested Person as defined in Rule 16b-3(d) of the Securities Exchange Act of 1934 (the “EXCHANGE ACT”). As used in this Plan, references to the “Committee” shall mean either such committee or the Board if no committee has been established. Board members who are not Disinterested Persons may not vote on any matters affecting the administration of this Plan, but any such member may be counted for determining the existence of a quorum at any meeting of the Board. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Board and its decisions shall be final and binding upon all participants. Members of the Board shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4. ELIGIBILITY. Any employee of the Company or the Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a)	employees who are not employed by the Company or Subsidiaries before the beginning of such Offering Period;

(b)	employees who are customarily employed for less than twenty (20) hours per week;

(c)	employees who are customarily employed for less than five (5) months in a calendar year; and

(d)	employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

Notwithstanding the foregoing, the Board, in its sole discretion, also may provide that employees who are members of the executive staff of the Company and its Subsidiaries shall not be eligible to participate in an Offering Period (as hereinafter defined) under the Plan. For purposes of this Section 4 only, “executive staff” shall have the same meaning as the term “officer” under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. Moreover, the Board’s exclusion of executive staff employees during a prior Offering Period shall not prevent the Board from making such employees once again eligible for future Offering Periods under the Plan.

5. OFFERING DATES.

(a) The offering periods of this Plan (each, an “OFFERING PERIOD”) shall be of periods not to exceed the maximum period permitted by Section 423 of the Code. Until determined otherwise by the Committee,

(i)	Offering Periods shall be concurrent and commence each June 1 and December 1 of each calendar year;

(ii)	each Offering Period shall consist of four (4) six-month purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan; and

(iii)	an eligible employee shall participate in only one (1) Offering Period at a time.

The first business day of each Offering Period is referred to as the “OFFERING DATE”. The last business day of each Purchase Period is referred to as the “PURCHASE DATE”. The Board shall have the power to change the duration of Offering Periods and/or Purchase Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period and/or Purchase Period to be affected.

(b) Notwithstanding anything to the contrary, in the event that the fair market value of a share of the Company’s Common Stock on any Purchase Date during an Offering Period is less than the fair market value of a share of the Company’s Common Stock on the Offering Date of such Offering Period, then following the purchase of the shares of the Company’s Common Stock on such Purchase Date,

(i)	the Offering Period shall terminate; and

(ii)	all participants in the just-terminated Offering Period shall automatically be enrolled in a new Offering Period that shall commence on the day following the Purchase Date on the same terms on which such participants were enrolled in the terminated Offering Period.

Such new Offering Period shall end on the business day immediately prior to the second anniversary of its Offering Date.

6. PARTICIPATION IN THIS PLAN. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company’s Stock Administration Department or any other department designated by the Stock Administration Department or an officer of the Company (“STOCK ADMINISTRATION”) not later than the last day of the month before such Offering Date unless a later time for filing the subscription agreement authorizing payroll deductions is set by the Board for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to Stock Administration by such filing date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Periods unless such employee enrolls in such Offering Periods under this Plan by filing a subscription agreement with Stock Administration not later than the last day of the month preceding a subsequent Offering Date. Subject to Section 5(b), once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period in which such employee participated unless the employee withdraws or is deemed to withdraw from an Offering Period under this Plan as set forth in Section 11 below or terminates further participation in the Plan. A participant is not required to file an additional subscription agreement in order to continue participation in Offering Periods under this Plan, unless such participant terminates further participation in this Plan.

7. GRANT OF OPTION ON ENROLLMENT. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by dividing

(a)	the amount accumulated in such employee’s payroll deduction account during such Purchase Period by

(b)	the purchase price for such Purchase Period, as set forth in Section 8 below;

PROVIDED, HOWEVER, that the number of shares of the Company’s Common Stock purchased under any option granted pursuant to this Plan shall not exceed the limitations set forth in Section 10 of the Plan.

8. PURCHASE PRICE. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of

(a)	the fair market value of a share of the Company’s Common Stock on the applicable Offering Date; or

(b)	the fair market value of a share of the Company’s Common Stock on the applicable Purchase Date;

PROVIDED, HOWEVER, that in no event may the purchase price per share of the Company’s Common Stock be below the par value per share of the Company’s Common Stock. For purposes of this Plan, the term “fair market value” on a given date shall mean the closing price of the Company’s Common Stock as reported on a stock exchange or on the NASDAQ National Market System on the applicable date (or the average closing price over the number of consecutive trading days preceding such date as the Board shall deem appropriate). If the Company’s Common Stock is not reported on such exchange or such system or if there is no public market for the Company’s Common Stock, the fair market value of the Company’s Common Stock shall be as determined by the Board in its sole discretion, exercised in good faith.

9. PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS - ISSUANCE OF SHARES.

(a) The consideration for the purchase price of the shares subject to an option under this Plan is accumulated by regular payroll deductions made during each Offering Period. The deductions are made either (i) as a specified dollar amount per pay period, but not less than $5.00 per pay period and not greater than an amount equal to ten percent (10%) of the participant’s Compensation as of the first day of such Offering Period or (ii) a percentage of the participant’s Compensation in one percent (1%) increments not less than one percent (1%) and not greater than ten percent (10%) or (iii) such lower limit set by the Committee. Notwithstanding the foregoing, effective as of the first Offering Period that commences on or after the Company’s regularly scheduled annual meeting of stockholders in the 2006 calendar year (the “2006 ANNUAL MEETING”), the ten percent (10%) limits described in this Section 9(a) shall be increased to twenty percent (20%), but only if such increase to twenty percent (20%) is approved by the Company’s stockholders in the 2006 Annual Meeting.

(b) As used herein, “COMPENSATION” shall mean all base salary, wages, commissions, and overtime, and draws against commissions; PROVIDED, HOWEVER, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(c) A participant may change the rate of payroll deductions during an Offering Period by filing with Stock Administration a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after Stock Administration’s receipt of the authorization (or such earlier payroll period after such receipt as the Company’s payroll department is able to accommodate) and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, excluding the fifteen (15) day period immediately preceding a Purchase Date (or such shorter period of time as determined by the Company and communicated to the participants); PROVIDED, HOWEVER, that a participant shall be limited to only one (1) increase and one (1) decrease (other than to zero percent (0%)) during any Purchase Period. In addition, a participant may decrease the rate of payroll deductions to zero percent (0%) once (and only once) during any Purchase Period. A change in the rate of payroll deductions to zero percent (0%) during any Purchase Period shall not be deemed a withdrawal from the Offering Period or the Plan. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with Stock Administration a new authorization for payroll deductions not later than the last day of the month before the beginning of such Offering Period.

(d) All payroll deductions are made on an after-tax basis and credited to each participant’s account under this Plan. All payroll deductions are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not withdrawn, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. No fractional shares shall be issued upon the exercise of an option on a Purchase Date. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering Period shall be refunded to such participant in cash, without interest. In the event that this Plan has been oversubscribed, then all funds not used to purchase shares on the final Purchase Date of an Offering Period shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) During a participant’s lifetime, such participant’s option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised. Shares to be delivered to a participant under this Plan will be registered in the name of the participant or in the name of the participant and his or her spouse or in the name of any stock brokerage or other firm with whom the Company has established an account for the participant for the automatic deposit of shares purchased under this Plan.

10. LIMITATIONS ON SHARES TO BE PURCHASED.

(a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan.

(b) Subject to Section 10(a) above, the maximum number of shares of Common Stock that a participant may purchase on any single Purchase Date shall not exceed two thousand (2,000) shares (the “MAXIMUM SHARE AMOUNT”); PROVIDED, that not less than thirty (30) days prior to the commencement of any Offering Period, the Board may, in its sole discretion, revise the Maximum Share Amount. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount not less than fifteen (15) days prior to the commencement of the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Board as set forth above. The Maximum Share Amount shall be subject to adjustments effected in accordance with Section 14 of this Plan.

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected thereby.

11. WITHDRAWAL.

(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to Stock Administration a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

(b) Upon withdrawal from an Offering Period under this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from an Offering Period under this Plan, he or she may not resume his or her participation in the same Offering Period from which he or she previously withdrew, but he or she may participate in any subsequent Offering Period by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in an Offering Period under this Plan.

12. TERMINATION OF EMPLOYMENT. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in an Offering Period under this Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of sick leave, military leave, or any other leave of absence approved by the Board; PROVIDED, that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. RETURN OF PAYROLL DEDUCTIONS. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

14. CAPITAL CHANGES.

(a) Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “RESERVES”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; PROVIDED, HOWEVER, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”; and PROVIDED FURTHER, that the price per share of Common Stock shall not be reduced below its par value per share. Such adjustment shall be made by the Board, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that the options under this Plan shall terminate as of a date fixed by the Board and give each participant the right to exercise his or her option as to all of the optioned shares, including shares which would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, each option under this Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned shares. If the Board makes an option exercisable in lieu of assumption or substitution in the event of a merger, consolidation or sale of assets, the Board shall notify the participant that the option shall be fully exercisable for a period of twenty (20) days from the date of such notice, and the option will terminate upon the expiration of such period.

(c) The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation; PROVIDED, that the price per share of Common Stock shall not be reduced below its par value per share.

15. NONASSIGNABILITY. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. REPORTS. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17. NOTICE OF DISPOSITION. Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “NOTICE PERIOD”). The Company may require that, unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

19. EQUAL RIGHTS AND PRIVILEGES. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code (or any successor provision) and the related regulations. Any provision of this Plan which is inconsistent with Section 423 of the Code (or any successor provision) shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 423 of the Code. This Section 19 shall take precedence over all other provisions in this Plan.

20. NOTICES. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. TERM; STOCKHOLDER APPROVAL. This Plan has been approved and adopted by the Board. Any changes to the Plan which materially increase the benefits hereunder will not be effective until approved by the stockholders of the Company, in any manner permitted by applicable corporate law (including Rule 16b-3 of the rules promulgated by the Securities and Exchange Commission pursuant to Section 16 of the Exchange Act). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the date this Plan was adopted by the Board.

22. DESIGNATION OF BENEFICIARY.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. APPLICABLE LAW. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25. AMENDMENT OR TERMINATION OF THIS PLAN. The Board may at any time amend, terminate or the extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 hereof within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; (b) change the designation of the employees (or class of employees) eligible for participation in this Plan; or (c) constitute an amendment for which stockholder approval is required in order to comply with Rule 16b-3 (or any successor rule) of the Exchange Act.